#2ce Putnam International Growth and Income Fund
12/31/06 semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended December 31, 2006, Putnam Management has assumed $3,217 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		 19,300
Class B		   3,299
Class C		   815

72DD2 (000s omitted)

Class M		   426
Class R		     27
Class Y		   618

73A1

Class A	       0.432
Class B		 0.298
Class C		 0.326

73A2

Class M	      0.354
Class R		0.429
Class Y		0.467



74U1 (000s omitted)

Class A		 49,314
Class B		 11,839
Class C		  2,735

74U2 (000s omitted)

Class M		1,317
Class R		   73
Class Y	      1,069

74V1
Class A		$15.59
Class B		 15.35
Class C		 15.46

74V2

Class M		$15.53
Class R		 15.48
Class Y		 15.64




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.